Exhibit 99.(d)(4)

FORM OF INVESTMENT ADVISORY AGREEMENT

AGREEMENT made as of [•], by and between Brookfield Investment Management Inc., a Delaware corporation (the “Adviser”), and Brookfield Investment Funds, a Delaware statutory trust (the “Trust”), on behalf of its series, Brookfield High Yield Fund (the “Fund”).

WHEREAS, the Trust is engaged in business as open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser is engaged principally in the business of rendering investment management services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended;

NOW, THEREFORE, WITNESSETH:  That it is hereby agreed between the parties hereto as follows:

SECTION 1.           Appointment of Adviser.

The Fund hereby appoints the Adviser to act as manager and investment adviser to the Fund for the period and on the terms herein set forth.  The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

SECTION 2.           Duties of Adviser.

The Adviser, at its own expense, shall furnish the following services and facilities to the Fund:

(a)           Investment Program.  The Adviser shall (i) furnish continuously an investment program for the Fund, (ii) determine (subject to the overall supervision and review of the Trust’s Board of Trustees) the investments to be purchased, held, sold or exchanged by the Fund and the portion, if any, of the assets of the Fund to be held uninvested, (iii) make changes in the investments of the Fund and (iv) vote, exercise consents and exercise all other rights pertaining to such investments.  The Adviser also shall manage, supervise and conduct the other affairs and business of the Fund and matters incidental thereto, subject always to the control of the Trust’s Board of Trustees, and to the provisions of the organizational documents of the Trust, the registration statement of the Trust on Form N-1A (the “Registration Statement”) with respect to the Fund and its shares of beneficial interest (“Shares”), including the Fund’s Prospectus and Statement of Additional Information, and the 1940 Act, in each case as from time to time amended and in effect.  Subject to the foregoing, the Adviser may delegate any or all of its responsibilities to one or more investment sub-advisers, which sub-advisers may be affiliates of the Adviser, subject to the approval of the Board of Trustees of the Trust; provided, however, that the Adviser shall remain responsible to the Trust with respect to its duties and obligations on behalf of the Fund set forth in this Agreement.  The Adviser agrees to furnish advice and recommendations to the Fund and the Board with respect to the selection and continued employment of any sub-adviser(s) to provide investment advisory services to the Fund on terms and conditions, including, but not limited to, the compensation payable to any such sub-adviser(s), approved in the manner provided by applicable law.

(b)           Portfolio Transactions.  The Adviser shall place all orders for the purchase and sale of portfolio securities for the account of the Fund with brokers or dealers selected by the Adviser, although the Fund will pay the actual brokerage commissions on portfolio transactions in accordance with Section 3(d).

In placing portfolio transactions for the Fund, it is recognized that the Adviser will use commercially reasonable efforts to secure the most favorable price and efficient execution.  Consistent with this policy, the Adviser may consider the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which other clients of the Adviser may be a party.  It is understood that neither the Fund nor the Adviser has adopted a formula for allocation of the Fund’s investment transaction business.  It is also understood that it is desirable for the Fund that the Adviser have access to supplemental investment and market research and security and economic analysis provided by brokers who may execute brokerage transactions at a higher cost to the Fund than would otherwise result when allocating brokerage transactions to other brokers on the basis of seeking the most favorable price and efficient execution.  Therefore, subject to Section 28(e) of the Securities Exchange Act of 1934 and any restrictions and guidelines established by the Board of Trustees, the Adviser is authorized to place orders for the purchase and sale of securities for the Fund with such brokers.  It is understood that the services provided by such brokers may be useful or beneficial to the Adviser in connection with its services to other clients.

On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients, the Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution.  In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

SECTION 3.           Allocation of Expenses.

The Fund assumes and shall pay all expenses for all other Fund operations and activities and shall reimburse the Adviser for any such expenses incurred by the Adviser.  Unless the Prospectus or Statement of Additional Information of the Fund provides otherwise, the expenses to be borne by the Fund shall include, without limitation:

(a)           all expenses of organizing the Fund;

(b)           the charges and expenses of any registrar, stock transfer or dividend disbursing agent, shareholder servicing agent, custodian or depository appointed by the Fund for the safekeeping of its cash, portfolio securities and other property, including the costs of servicing shareholder investment accounts, and bookkeeping, accounting and pricing services provided to the Fund (other than those utilized by the Adviser in providing the services described in Section 2);

(c)           the charges and expenses of bookkeeping, accounting and auditors;

(d)           brokerage commissions and other costs incurred in connection with transactions in the portfolio securities of the Fund, including any portion of such commissions attributable to brokerage and research services as defined in Section 28(e) of the Securities Exchange Act of 1934;

(e)           taxes, including issuance and transfer taxes, and trust registration, filing or other fees payable by the Fund to federal, state or other governmental agencies;

(f)            expenses relating to the issuance of Shares of the Fund;

(g)           expenses involved in registering and maintaining registrations of the Fund and of its Shares with the Securities and Exchange Commission (“SEC”) and various states and other jurisdictions;

(h)           expenses of shareholders’ and trustees’ meetings, including meetings of committees, and of preparing, printing and mailing proxy statements, quarterly reports, if any, semi-annual reports, annual reports and other communications to existing shareholders;

(i)            expenses of preparing and printing prospectuses;

(j)            compensation and expenses of trustees who are not affiliated with the Adviser;

(k)           if approved by the Trust’s Board of Trustees, compensation and expenses of the Fund’s chief compliance officer and expenses associated with the Fund’s compliance program;

(l)            charges and expenses of legal counsel in connection with matters relating to the Fund, including, without limitation, legal services rendered in connection with the Fund’s trust and financial structure and relations with its shareholders, issuance of Shares of the Fund and registration and qualification of Shares under federal, state and other laws;

(m)          the cost and expense of maintaining the books and records of the Fund, including general ledger accounting;

(n)           insurance premiums on fidelity, errors and omissions and other coverages, including the expense of obtaining and maintaining a fidelity bond as required by Section 17(g) of the 1940 Act which may also cover the Adviser;

(o)           expenses incurred in obtaining and maintaining any surety bond or similar coverage with respect to securities of the Fund;

(p)           interest payable on Fund borrowings;

(q)           such other non-recurring expenses of the Fund as may arise, including expenses of actions, suits or proceedings to which the Trust on behalf of the Fund is a party and expenses resulting from the legal obligation that the Trust on behalf of the Fund may have to provide indemnity with respect thereto;

(r)            expenses and fees reasonably incidental to any of the foregoing specifically identified expenses; and

(s)           all other expenses permitted by the Prospectus and Statement of Additional Information of the Fund as being paid by the Fund.

SECTION 4.           Advisory Fee.

(a)           The Fund hereby agrees to compensate the Adviser for its services and its related expenses at an annual rate of 0.65% of the Fund’s average daily net assets.  The Adviser may waive any portion of its fees.  If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for such month shall be computed in a manner consistent with the calculation of the fees payable on a monthly basis.  Subject to the provisions of Section 5 below, the accrued fees will be payable monthly as promptly as possible after the end of each month during which this Agreement is in effect.

(b)           The Adviser may direct the Fund’s administrator or sub-administrator to pay to any sub-adviser a portion of the compensation payable to the Adviser pursuant to Section 4(a) out of the assets of the Fund; provided, however, that in such case the compensation payable to the Adviser hereunder will be reduced by the amount of any compensation paid directly by the Fund to such sub-adviser.

SECTION 5.           Indemnification.

(a)           The Trust hereby agrees to indemnify the Adviser and each of the Adviser’s partners, officers, employees, and agents (including any individual who serves at the Adviser’s request as director, officer, partner, trustee or the like of another corporation) and controlling persons (each such person being an “Indemnitee”) against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees (all as provided in accordance with applicable state law) reasonably incurred by such Indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which he may be or may have been involved as a party or otherwise or with which he may be or may have been threatened, while acting in any capacity set forth above in this paragraph or thereafter by reason of his having acted in any such capacity, except with respect to any matter as to which he shall have been adjudicated not to have acted in good faith in the reasonable belief that his action was in the best interest of the Trust and furthermore, in the case of any criminal proceeding, so long as he had no reasonable cause to believe that the conduct was unlawful, provided, however, that (1) no Indemnitee shall be indemnified hereunder against any liability to the Trust or its shareholders or any expense of such Indemnitee arising by reason of (i) willful misfeasance, (ii) bad faith, (iii) gross negligence (iv) reckless disregard of the duties involved in the conduct of his position (the conduct referred to in such clauses (i) through (iv) being sometimes referred to herein as “Disabling Conduct”), (2) as to any matter disposed of by settlement or a compromise payment by such Indemnitee, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless there has been a determination that such settlement or compromise is in the best interests of the Trust and that such Indemnitee appears to have acted in good faith in the reasonable belief that his action was in the best interests of the Trust and did not involve Disabling Conduct by such Indemnitee and (3) with respect to any action, suit or other proceeding voluntarily prosecuted by any Indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such Indemnitee was authorized by a majority of the full Board of the Trust.  Notwithstanding the foregoing, the Trust shall not be obligated to provide any such indemnification to the extent such provision would waive any right that the Trust cannot lawfully waive.

(b)           The Trust shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Trust receives a written affirmation of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the Trust unless it is subsequently determined that he is entitled to such indemnification and if the Trustees of the Trust determine that the facts then known to them would not preclude indemnification. In addition, at least one of the following conditions must be met:  (1) the Indemnitee shall provide adequate security for his undertaking, (2) the Trust shall be insured against losses arising by reason of any lawful advances, (3) a majority of a quorum of Trustees of the Trust who are neither “interested persons” of the Trust (as defined in Section 2(a)(19) of the 1940 Act) nor parties to the proceeding (“Disinterested Non-Party Trustees”) or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the Indemnitee ultimately will be found entitled to indemnification or (4) there is not a Disinterested Non-Party Trustee, Indemnitee provides the written affirmation referred to above.

(c)           All determinations with respect to indemnification hereunder shall be made (1) by a final decision on the merits by a court or other body of competent jurisdiction before whom the proceeding was brought that such Indemnitee is not liable by reason of Disabling Conduct or, (2) in the absence of such a decision, by (i) a majority vote of a quorum of the Disinterested Non-Party Trustees of the Trust, or (ii) if such a quorum is not obtainable or even if obtainable, if a majority vote of such quorum so directs, independent legal counsel in a written opinion.

(d)           Each Indemnitee shall, in the performance of its duties, be fully and completely justified and protected with regard to any act or any failure to act resulting from reliance in good faith upon the books of account or other records of the Trust, upon an opinion of counsel, or upon reports made to the Trust by any of the Trust’s officers or employees or by any advisor, administrator, manager, distributor, selected dealer, accountant, appraiser or other expert or consultant selected with reasonable care by the Trustees, officers or employees of the Trust, regardless of whether such counsel or other person may also be a Trustee.

(e)           The rights accruing to any Indemnitee under these provisions shall not exclude any other right to which he may be lawfully entitled.

SECTION 6.           Relations with Fund.

Subject to and in accordance with the organizational documents of the Adviser and the Trust, as well as their policies and procedures and codes of ethics, it is understood that Trustees, officers, agents and shareholders of the Fund are or may be interested in the Adviser (or any successor thereof) as directors, officers or otherwise, that partners, officers and agents of the Adviser (or any successor thereof) are or may be interested in the Fund as Trustees, officers, agents, shareholders or otherwise, and that the Adviser (or any such successor thereof) is or may be interested in the Fund as a shareholder or otherwise.

SECTION 7.           Liability of Adviser.

The Adviser shall not be liable to the Fund for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates; provided, however, that no provision of this Agreement shall be deemed to protect the Adviser against any liability to the Fund or its shareholders to which it might otherwise be subject by reason of any Disabling Conduct nor shall any provision hereof be deemed to protect any Trustee or officer of the Fund against any such liability to which he might otherwise be subject by reason of any Disabling Conduct.

SECTION 8.           Duration and Termination of this Agreement.

(a)           Duration.  This Agreement shall become effective on the date first set forth above, such date being the date on which this Agreement has been executed following:  (1) the approval of the Trust’s Board of Trustees, including approval by a vote of a majority of the Trustees who are not “interested persons” (as defined in the 1940 Act) of the Adviser or the Fund, cast in person at a meeting called for the purpose of voting on such approval; and (2) the approval by a “vote of a majority of the outstanding voting securities” (as defined in the 1940 Act) of the Fund.  Unless terminated as herein provided, this Agreement shall remain in full force and effect until the date that is two years after the effective date of this Agreement.  Subsequent to such initial period of effectiveness, this Agreement shall continue in full force and effect, subject to paragraph 8(c), so long as such continuance is approved at least annually (a) by either the Trust’s Board of Trustees or by a “vote of a majority of the outstanding voting securities” (as defined in the 1940 Act) of the Fund and (b) in either event, by the vote of a majority of the Trustees of the Fund who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval.

(b)           Amendment.  No provision of this Agreement may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the amendment, waiver, discharge or termination is sought.  Any amendment of this Agreement shall be subject to the 1940 Act including the interpretation thereof that amendments that do not increase the compensation of the Adviser or otherwise fundamentally alter the relationship of the Trust with the Adviser do not require shareholder approval if approved by the requisite majority of the Trust’s Trustees who are not “interested persons” (as defined in the 1940 Act) of the Trust.

(c)           Termination.  This Agreement may be terminated at any time, without payment of any penalty, by vote of the Trust’s Board of Trustees, or by a “vote of a majority of the outstanding voting securities” (as defined in the 1940 Act) of the Fund, or by the Adviser, in each case on not more than 60 days’ nor less than 30 days’ prior written notice to the other party.

(d)           Automatic Termination.  This Agreement shall automatically and immediately terminate in the event of its “assignment” (as defined in the 1940 Act).

SECTION 9.           Services Not Exclusive.

The services of the Adviser to the Fund hereunder are not to be deemed exclusive, and the Adviser (and its affiliates) shall be free to render similar services to others so long as its services hereunder are not impaired thereby; provided, however, that the Adviser will undertake no activities that, in its reasonable good faith judgment, will adversely affect the performance of its obligations under this Agreement.  In addition, the parties may enter into other agreements pursuant to which the Adviser provides administrative or other, non-investment advisory services to the Fund, and the Adviser may be compensated for such other services.

SECTION 10.         Notices.

Notices under this Agreement shall be in writing and shall be addressed, and delivered or mailed postage prepaid, to the other party at such address as such other party may designate from time to time for the receipt of such notices.  Until further notice to the other party, the address of each party to this Agreement for this purpose shall be Three World Financial Center, 200 Vesey Street, New York, New York 10281-1010.

SECTION 11.         Governing Law; Severability; Counterparts.

This Agreement shall be construed in accordance with the laws of the State of New York, and the applicable provisions of the 1940 Act.  To the extent that applicable law of the State of New York, or any of the provisions herein, conflict with applicable provisions of the 1940 Act, the latter shall control.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

SECTION 12.         Miscellaneous.

If the Adviser enters into a definitive agreement that would result in a change of control (within the meaning of the 1940 Act) of the Adviser, it agrees to give the Fund the lesser of 60 days’ written notice and such notice as is reasonably practicable before consummating the transaction.

Where the effect of a requirement of the 1940 Act reflected in or contemplated by any provisions of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

BROOKFIELD INVESTMENT MANAGEMENT INC.

By:
Name:
Title:

BROOKFIELD INVESTMENT FUNDS
on behalf of its series,
Brookfield High Yield Fund

By:
Name:
Title: